EXHIBIT 99.1

Company Contacts:

John Keating

Senior Vice President, Corporate Development; Interim CFO

408-952-4434

Moriah Shilton

Investor Relations

408-952-4356

Tessera Files Suit Against UTAC

- Alleges Breach of Contract and Seeks Damages for Unpaid Use of Tessera Licensed Technologies -

SAN JOSE, Calif. – Sept. 19, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a provider of transformational technologies that enable innovation in next-generation electronics, today announced it has filed a suit in the Superior Court of the State of California (Alameda County) alleging breach of contract and other claims against United Test and Assembly Center Ltd (UTAC), an independent provider of test and assembly services for a wide range of semiconductor devices, and its subsidiary, UTAC America, Inc.

“While UTAC has paid royalties to Tessera on certain of its DRAM products, we discovered through one of our scheduled audits it has not paid royalties on all products that are covered under its license agreement,” said Henry R. “Hank” Nothhaft, president and chief executive officer, Tessera. “Efforts to negotiate a resolution have been unproductive, and we are now taking steps to enforce our contractual rights. This is the first audit where we found a licensee had not been paying royalties on such a broad range of covered products, and we believe it is a unique case.”

Tessera is asserting, among other things, that UTAC and its subsidiary have failed to pay Tessera the full royalty due under its license agreement and failed to allow Tessera access to the information necessary to determine the total royalties owed. Tessera is also claiming that UTAC and its subsidiary have violated Tessera’s rights as well as California unfair competition laws by, among other things, concealing material information relating to sales of royalty-bearing products from Tessera. Tessera is seeking past due royalty payments and other compensatory and punitive damages.

About Tessera

Tessera Technologies, Inc. provides industry-leading manufacturers with transformational technologies that enable next-generation electronics, optics and imaging solutions. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.